Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-278171

Prospectus Supplement

(To Prospectus Supplement dated February 3, 2026 and Prospectus dated March 29, 2024)

PROSPECTUS SUPPLEMENT

Up to $10,085,000

Shares of Common Stock

This prospectus supplement amends and supplements the information in the prospectus supplement dated February 3, 2026 (the “February 2026 Prospectus Supplement”) and the accompanying prospectus dated March 29, 2024 (the “Base Prospectus”) relating to the issuance and sale of our common stock, par value $0.00001 per share (the “Common Stock”), having an aggregate offering price of up to $10,085,000, from time to time through or to our sales agent, Kingswood Capital Partners, LLC (the “Agent”), pursuant to the terms of an At the Market Offering Agreement, between us and the Agent, dated January 28, 2026 (the “Sales Agreement”).

On October 15, 2026, we entered into a letter agreement with the Agent (the “Letter Agreement”), pursuant to which we agreed that the compensation payable to the Agent under Section 2(b)(v) of the Sales Agreement in connection with the sale of shares of Common Stock thereunder shall be 4.5% of the gross proceeds received by us from the sale of such shares from October 15, 2026 until November 14, 2026. Such compensation shall be paid at each closing of shares sold pursuant to the Sales Agreement. Except as modified by the Letter Agreement, the Sales Agreement remains in full force and effect.

This prospectus supplement should be read in conjunction with the February 2026 Prospectus Supplement, including any amendments or supplements thereto, and is qualified by reference to the February 2026 Prospectus Supplement and the Base Prospectus, except to the extent that the information herein supersedes the information contained in the February 2026 Prospectus Supplement and the Base Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the February 2026 Prospectus Supplement and the Base Prospectus. Our Common Stock is listed on The Nasdaq Capital Market under the symbol “TGL”. On October 15, 2026, the last reported sale price of our Common Stock on The Nasdaq Capital Market was $0.30 per share.

Accordingly, all references in the February 2026 Prospectus Supplement, including on the cover page and under “Plan of Distribution” beginning on page S-13, to the Agent being entitled to compensation at a commission rate of 2.5% of the gross sales price of all shares sold under the Sales Agreement are hereby amended to provide that, with respect to shares sold from October 15, 2026 until November 14, 2026, the Agent will be entitled to compensation equal to 4.5% of the gross proceeds received by us from the sale of such shares. Following November 14, 2026, the compensation payable to the Agent will be determined in accordance with the original terms of the Sales Agreement.

On March 22 2024, we filed a registration statement on Form S-3 (File No. 333-278171) with the Securities and Exchange Commission (the “SEC”), as amended on March 28, 2024, utilizing a shelf registration process relating to the securities described in this prospectus supplement, which registration statement was declared effective by the SEC on May 29, 2024. Under this shelf registration process, we may, from time to time, sell up to $100 million in the aggregate of shares of common stock, shares of preferred stock, debt securities, warrants and units.

Except as set forth in this prospectus supplement, all other information in the February 2026 Prospectus Supplement remains unchanged.

We included in our February 2026 Prospectus Supplement that as of January 29, 2026, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was approximately $37,756,547 which was calculated based on 1,484,141 shares of outstanding common stock held by non-affiliates at a price of $25.44 per share, the closing price of our common stock on December 5, 2025.

Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding more than one-third of our “Public Float” (the market value of our common stock held by our non-affiliates) in any 12-months period so long as our Public Float remains below $75,000,000. We have sold $8,028,378 of our common stock or securities convertible into common stock during the 12 calendar months prior to and including the date of this prospectus supplement pursuant to Instruction I.B.6.

In connection with the sale of Common Stock on our behalf, the Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the Agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We are an “emerging growth company” as defined under the federal securities laws and, under applicable Securities and Exchange Commission rules, we have elected to comply with certain reduced public company reporting and disclosure requirements.

Investing in our securities involves a high degree of risk, including the risk that our Common Stock may be delisted from Nasdaq and the risk of losing your entire investment. Before making any decision to invest in our securities, you should carefully consider the information disclosed in this this prospectus supplement, the February 2026 Prospectus Supplement and the accompanying prospectus, including the information under “Risk Factors” beginning on page S-8 of the February 2026 Prospectus Supplement, as well as the information, including the risk factors contained or incorporated by reference to this prospectus supplement, the February 2026 Prospectus Supplement and the accompanying prospectus as described under the heading “Where You Can Find More Information.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT, THE FEBRUARY 2026 PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Kingswood Capital Partners, LLC

The date of this prospectus supplement is October 20, 2026.